EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” and “Summary Financial Data” in the Registration Statement (Amendment No. 1 to Form S-4, No. 333-107351) of IVAX Corporation and related Prospectus/Proxy Statement of IVAX Corporation and Advanced Tobacco Products, Inc. and to the incorporation by reference therein of our report dated February 13, 2003, with respect to the consolidated financial statements of IVAX Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Miami, Florida
August 13, 2003